Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Caren Bell
	(212) 548-1570/1812	(212) 548-1823

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

THIRD QUARTER FISCAL 2004 RESULTS

•    Earnings Before Special Charges $0.28 Per Share vs. $ 0.38 In Prior Year

•    Third Quarter Results Exceed Expectations

•    Updates Fourth Quarter Fiscal Year 2004 Outlook

•    Provides Update on Distribution Strategy

•    Provides Initial Estimate of Fiscal Year 2005 Results

HONG KONG, February 4, 2004 – Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the third quarter ended December 31, 2003 of fiscal year 2004.

For the third quarter of fiscal 2004, diluted earnings per share before special charges were $0.28 versus $0.38 for the comparable period last year. Net revenue for the third quarter of fiscal 2004 was $450.6 million compared to $477.3 million in the third quarter of fiscal 2003. Net income, also before special charges, was $25.8 million compared to $34.8 million in the prior year. Results for the quarter ended December 31, 2003 included special charges of $3.2 million before income taxes, or $0.02 per share, primarily to reduce fixed assets to fair value at five of the Company’s retail stores. Special charges for store closures in the quarter ended December 31, 2002 amounted to $87.5 million before income taxes or $0.62 per share. The Company believes that results before special charges provide a more meaningful comparison of its ongoing results of operations. On a GAAP basis, the Company’s net income for the third quarter of fiscal 2004 was $23.6 million or $0.26 per diluted share, compared with a net loss of $22.1 million or $0.24 per share for the comparable period last year. There were 91.6 million average shares and share equivalents outstanding during the quarter compared to 90.6 million last year.

The Company’s results for the quarter exceeded its earlier expectations, benefiting from increased sales in its U.S. wholesale business over its previous expectations, a reduced level of price adjustments provided to U.S. department stores for the Fall / Holiday season and increased revenue from Tommy Hilfiger Europe. In addition, the Company increased its sales to its

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668    Fax: 2371 2928

normal off price customers. President and Chief Executive Officer David F. Dyer said, “I am pleased that we have improved upon our earlier estimates and am particularly encouraged with the progress of our improvements in quality and updated fashion offerings across all product lines. While we have made some progress, we remain focused on addressing the many challenges ahead of us.”

Consolidated net revenue benefited from growth in Tommy Hilfiger Europe, where revenue increased 40.9% to $59.8 million in the third quarter of fiscal 2004 from $42.4 million in the third quarter of fiscal 2003. This increase from the prior year included approximately $9.5 million resulting from translation of the stronger euro in fiscal 2004. Net revenue in the U.S. declined 12.6% to $359.3 million from $411.3 million in the comparable prior period.

In the Company’s Wholesale segment, revenue for the third quarter of fiscal 2004 declined 9.6% to $299.7 million from $331.4 million in the prior year. Within the Wholesale segment, revenue in the men’s component decreased 4.1% to $118.1 million. Revenue in the women’s component declined by 7.5% to $127.3 million and in the children’s component, by 23.1% to $54.3 million.

In the Company’s Retail segment, revenue for the third quarter of fiscal 2004 increased 4.3% to $135.9 million from $130.3 million in the prior year’s quarter. Revenue increases from stores opened or expanded, primarily in Europe and Canada, since January 1, 2003 were partially offset by a mid single digit decrease in comparable store sales at U.S. outlet stores, the Company’s largest retail division, along with the effects of closing 37 specialty stores beginning in the fourth quarter of fiscal 2003. As of December 31, 2003, the Company’s store count was 170, including 132 outlet stores and 38 specialty stores, compared to 181 stores a year earlier, which was comprised of 114 outlets and 67 specialty stores.

Licensing segment revenue declined 3.4% to $15.0 million in the quarter ended December 31, 2003 from $15.5 million in the comparable prior year quarter.

Balance Sheet Highlights

The Company reported cash, cash equivalents and short-term investments of $426.6 million at December 31, 2003. Long-term debt totaled $351.1 million. Inventories totaled $242.9 million at December 31, 2003, compared to $259.8 million a year ago, with wholesale inventory at $164.2 million at December 31, 2003 versus $192.0 million a year earlier, entirely due to reductions in the U.S. wholesale divisions. Such reductions reflect the Company’s efforts to maintain inventories in line with expected revenue trends. Retail inventories were $78.7 million at December 31, 2003, compared to $67.8 million a year ago, with approximately 50% of the increase attributed to higher exchange rates used to translate the Company’s European and Canadian inventories, and the remaining 50% to support new stores opened since January 1, 2003.

Nine Month Results

For the nine months ended December 31, 2003, diluted earnings per share, before special items, increased 1.9% to $1.10 versus $1.08 for the comparable period last year. Net revenue decreased 1.7% to $1,365.7 million from $1,390.1 million for the same period of fiscal 2003. Consolidated net revenue benefited from growth in Tommy Hilfiger Europe, where revenue increased 57.3% to $249.1 million for the nine months ended December 31, 2003 from $158.4 million in the comparable period last year. This increase from the prior year included approximately $35.7 million resulting from translation of the stronger euro in fiscal 2004. Income, also before the effect of special items, increased 1.9% to $100.3 million compared to $98.4 million in the prior year. The Company believes that these adjusted financial results provide a more meaningful comparison of its ongoing results of operations. On a GAAP basis, net income of $105.3 million, or $1.16 per diluted share, for the nine months ended December 31, 2003 compares with a net loss of $399.8 million, or $4.41 per share, in the year-ago period. Results for the nine month period ended December 31, 2003 also include the benefit of a change in accounting estimate for accrued price adjustments of approximately $9 million before income taxes which was recorded in the first quarter of fiscal 2004, as the Company reevaluated the level of such price adjustments provided to retailers. This benefit was partially offset by the related cancellations of certain orders by retailers. There were 91.1 million average shares and share equivalents outstanding for the nine months ended December 31, 2003, compared to 90.7 million a year ago.

Following is a reconciliation of income and earnings per share before special items to net income and earnings per share computed in accordance with GAAP for the three and nine month periods ended December 31, 2003 and December 31, 2002.

	Dollar amounts in millions, except per share data
	Net Income (Loss)		Earnings (Loss) Per Share
	Three Months Ended		Three Months Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002
Earnings before special items	$25.8	$34.8	$0.28	$0.38
Impairment of fixed assets	(2.2)	—	(0.02)	—
Store closure provision	—	(56.9)	—	(0.62)

Earnings (loss) under GAAP	$23.6	$(22.1)	$0.26	$(0.24)

	Dollar amounts in millions, except per share data
	Net Income (Loss)		Earnings (Loss) Per Share
	Nine Months Ended		Nine Months Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002
Earnings before special items	$100.3	$98.4	$1.10	$1.08
Favorable litigation settlement	7.2	—	0.08	—
Impairment of fixed assets	(2.2)	—	(0.02)	—
Store closure provision	—	(56.9)	—	(0.63)
Cumulative effect of change in accounting principle	—	(430.0)	—	(4.74)
Tax effect of change in accounting principle	—	(11.3)	—	(0.12)

Earnings (loss) under GAAP	$105.3	$(399.8)	$1.16	$(4.41)

Update On Distribution Strategy

As previously announced, the Company plans to reduce distribution of its merchandise to U.S. department stores to bring supply and demand into balance, and it initiated discussions with Dillard’s, Inc. (“Dillard’s”) in this regard. The Company plans to reduce its distribution to Dillard’s beginning with April 2004 deliveries by approximately 30% in total; the planned reductions will vary by division. The Company had net revenue in the fiscal year ended March 31, 2003 of $240 million from sales to Dillard’s, which represented approximately 13% of the Company’s consolidated net revenue. Dillard’s is expected to represent approximately 11% of the Company’s fiscal 2004 consolidated net revenue.

Mr. Dyer commented, “We believe that refining the distribution of Tommy Hilfiger merchandise in U.S. department stores is in the best interests of both the Company and our retailing partners. We will continue to look for other opportunities to exit less profitable doors and selectively reposition our merchandise based on our evaluation of individual accounts and markets. We believe that over time, we can mitigate the impact of the volume reduction through increased comparable store sales, improved regular-price sell throughs leading to higher gross margins, and expense reductions.”

Fourth Quarter Fiscal 2004 Update

For the fourth fiscal quarter ending March 31, 2004, the Company continues to expect revenue to be even with or slightly below the comparable prior year quarter, with revenue increases from Tommy Hilfiger Europe partially offsetting reductions in the U.S. The Company believes that the fourth quarter consensus earnings per share estimate of $0.36, before special charges, as reported by First Call is reasonable. If this result is achieved, earnings per share before special items for the full fiscal year 2004 would be $1.46.

The Company is continually reevaluating the performance of its retail stores around the world. In addition to its plans to open up to 20 new stores in fiscal year 2005, the Company may close up to five stores beginning in the fourth quarter of fiscal 2004. In connection with the reduction in department store distribution and potential store closings, the Company expects to record special charges in the fourth quarter of fiscal 2004 of up to $10 million before income taxes, or $0.07 per share, principally related to accelerated depreciation of fixed assets and lease buyouts.

Fiscal Year 2005 Forecast

The Company is currently preparing its detailed budgets for fiscal 2005, along with its strategic plan. This process is not yet finalized and will take into account Fall 2004 markets which will be completed in March. However, the Company anticipates continued revenue contraction in its U.S. wholesale business, driven principally by market factors affecting its Young Men’s and Junior Jeans and Childrens divisions. These decreases are expected to be partially offset by the continued growth of Tommy Hilfiger Europe, although at a slower pace than in fiscal 2004, in part because the Company’s estimates for fiscal 2005 do not anticipate further strengthening of the euro against the U.S. dollar, such as occurred in fiscal 2004.

On a consolidated basis, therefore, the Company expects revenue for fiscal 2005 to be below that of fiscal 2004 in the mid single digit percentage range.

Earnings per share for fiscal 2005 are expected to be below those of fiscal 2004 in the high single digit to mid-teen percentage range, excluding the effects of any special items in each case. The Company will update this initial fiscal 2005 estimate no later than early June, when it announces its results for the fourth quarter of fiscal 2004.

The Company is considering whether it will continue to provide quarterly earnings projections. Should a decision be made to discontinue quarterly projections, it will continue to provide investors with annual estimates, along with details concerning its strategy and operations to enable them to prepare informed analyses of its current and potential future results. The Company advised, however, that as a result of seasonally low shipping patterns in Europe, its consolidated results for the first quarter ending June 30, 2004 could be a loss. Income before special items in the first quarter of fiscal 2004 included a $9 million pretax benefit from a change in accounting estimate.

The Company also said that it is reducing its estimate of capital expenditures for fiscal 2004 to between $65 million and $70 million. The Company plans in fiscal 2005 to continue to control working capital in relation to expected revenue and to incur capital expenditures of approximately $65 million. The Company’s effective tax rate for fiscal 2005 before special items is expected to be approximately 20%, consistent with that of fiscal 2004.

As previously announced, the Company will be hosting a conference call today at 8:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at www.firstcallevents.com/service/ajwz395707322gf12.html. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, February 12, 2004.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the

United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company’s products; actions by our major customers or existing or new competitors; the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance, changes in currency and interest rates; changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

—Tables Follow—

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2003	2002
NET REVENUE	$450.6	$477.3
COST OF GOODS SOLD	250.4	271.5

GROSS PROFIT	200.2	205.8
DEPRECIATION AND AMORTIZATION	19.2	21.2
SPECIAL ITEMS	3.2	84.9
OTHER SG&A EXPENSES	139.7	134.4

TOTAL SG&A EXPENSES	162.1	240.5
INCOME (LOSS) FROM OPERATIONS	38.1	(34.7)
INTEREST EXPENSE, NET	7.7	9.8

INCOME (LOSS) BEFORE TAXES	30.4	(44.5)
INCOME TAXES	6.8	(22.4)

NET INCOME (LOSS)	$23.6	$(22.1)

EARNINGS PER SHARE:
BASIC EARNINGS (LOSS) PER SHARE	$0.26	$(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.7	90.6

DILUTED EARNINGS (LOSS) PER SHARE	$0.26	$(0.24)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	91.6	90.6

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Nine Months Ended December 31,
	2003	2002
NET REVENUE	$1,365.7	$1,390.1
COST OF GOODS SOLD	739.6	772.6

GROSS PROFIT	626.1	617.5
DEPRECIATION AND AMORTIZATION	57.7	64.8
SPECIAL ITEMS	(7.8)	84.9
OTHER SG&A EXPENSES	419.3	404.2

TOTAL SG&A EXPENSES	469.2	553.9

INCOME FROM OPERATIONS	156.9	63.6

INTEREST EXPENSE, NET	21.9	29.8

INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	135.0	33.8

INCOME TAXES
RECURRING	29.7	(7.8)
TAX EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	11.4

	29.7	3.6

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	105.3	30.2

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(430.0)

NET INCOME (LOSS)	$105.3	$(399.8)

EARNINGS (LOSS) PER SHARE—BASIC

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$1.16	$0.33

NET INCOME (LOSS)	$1.16	$(4.43)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.6	90.3

EARNINGS (LOSS) PER SHARE—DILUTED

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$1.16	$0.33

NET INCOME (LOSS)	$1.16	$(4.41)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	91.1	90.7

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	December 31, 2003	December 31, 2002	March 31, 2003
CASH AND CASH EQUIVALENTS	$401.1	$485.6	$420.8

SHORT-TERM INVESTMENTS	25.5	—	—

ACCOUNTS RECEIVABLE	105.2	118.8	185.0

INVENTORIES	242.9	259.8	229.7

WORKING CAPITAL	633.1	424.7	502.5

PROPERTY AND EQUIPMENT, NET	231.8	255.4	248.3

INTANGIBLE AND OTHER ASSETS	899.0	1,004.8	864.3

TOTAL ASSETS	1,978.7	2,207.5	2,028.2

CURRENT PORTION OF LONG-TERM DEBT	0.9	163.2	151.9

SHORT - TERM BORROWINGS	—	69.2	19.4

OTHER CURRENT LIABILITIES	213.9	290.2	241.8

LONG TERM DEBT	350.2	350.2	350.3

DEFERRED TAX AND OTHER LIABILITIES	217.5	191.8	221.4

TOTAL LIABILITIES	782.5	1,064.6	984.8

SHAREHOLDERS’ EQUITY	1,196.2	1,142.9	1,043.4